Exhibit 10.09

AMENDMENT NO. 1

to

ASSET CONTRIBUTION AND

EQUITY PURCHASE AGREEMENT

dated as of January 7, 2015

by and between

ALORICA INC.

and

WEST CORPORATION

March 3, 2015

AMENDMENT NO. 1 TO THE

ASSET CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of March 3, 2015 (this “Amendment”), to the Asset Contribution and Equity Purchase Agreement, dated as of January 7, 2015 (the “Agreement”), is made by and between Alorica Inc., a California corporation (“Buyer”), and West Corporation, a Delaware corporation (“Seller”).

WHEREAS, Seller and Buyer wish to amend and clarify certain provisions the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

Section 2. Transitional Trademark License. All references in the Agreement to the “West At Home Transitional Trademark License” shall be revised to be references to the “West Transitional Trademark License.”

Section 3. Use of Names. Section 8.2 of the Agreement is amended and restated in its entirety as follows:

“8.2 Use of Names. Except as otherwise provided in the West Transitional Trademark License, for a period of ninety (90) days after the Closing Date, Buyer and its Affiliates shall have, and Seller on behalf of itself and the other Selling Group Members hereby grants Buyer and its Affiliates, a non-exclusive, non-transferable, fully paid royalty-free right to refer to the Business as “formerly West Contact Services, Inc.”, “formerly West Contact Services Mexico, S. de R.L. de C.V.”, “formerly West Direct II, Inc.”, “formerly West Direct, LLC” or “formerly West Business Solutions” (collectively, the “Marks”) and to use such reference in advertising or in the description or name of any service from time to time provided by Buyer and its Affiliates in continuation of the Business. Notwithstanding the foregoing, except during the term of the West Transitional Trademark License with respect to the trademarks licensed thereby, Buyer shall, and shall cause each Company Group Member to, use commercially reasonable efforts to change all references to the Marks used by the Company Group as soon as practicable following the Closing Date, and shall make clear in all correspondence and communications made by Buyer, the Company Group and the Business that the members of the Company Group are no longer owned by Seller or its Subsidiaries. Buyer agrees that it shall amend the organizational documents of each Company Group Member whose name includes one of the Marks to a name which does not include any of the Marks, (v) in the case of all Company Group Members (other than WAM and West Direct II, Inc.) that are organized in a jurisdiction within the U.S., as promptly as practicable and in any event within five (5) Business Days following the Closing, (w) in the case of West Direct II, Inc., as promptly as practicable and in any event within ten (10) Business Days following the Closing, (x) in the case of WAM, not later than December 31, 2015, (y) in the case of WCSI, as promptly as practicable and in any event within forty-five (45) days following the Closing and (z) in the case of all Company Group Members (other than WCSI) that are organized in a jurisdiction outside the U.S., as promptly as practicable and in any event within thirty (30) days following the Closing. Other than as provided in the preceding three sentences, Seller is not granting Buyer or the Company Group or any of their Affiliates a license to use any of Seller’s existing trade names or trademarks (including “West Corporation”), and after the Closing, Buyer shall not permit the Company Group or any Affiliate of the Company Group to use in any manner any names or marks of Seller or any of Seller’s Affiliates or any names or marks which are confusingly similar to any names or marks of Seller or any Affiliate of Seller, provided that the foregoing shall not apply to Transferred Trademarks. Buyer acknowledges that Seller and its Affiliates would be irreparably harmed by any breach of this Section 8.2 and that any relief under Article XI will be inadequate to compensate Seller or such Affiliates for any such breach. Accordingly, Buyer agrees that, in addition to any relief available under Article XI, Seller and its Affiliates shall be entitled, without the necessity of proving actual damages or posting any bond, to injunctive relief against Buyer and any involved Affiliates of Buyer in the event of any breach or threatened breach by Buyer (or its Affiliates) of its covenants and agreements in this Section 8.2, and Buyer (on behalf of itself and its Affiliates) consents to the entry thereof if granted.”

Section 4. Philippines Employees. During the period beginning on the Closing Date and ending on March 31, 2015, Buyer shall, to the extent permitted by applicable Requirements of Law and subject to the applicable insurance carrier’s consent (which Seller advised Buyer has been obtained), cause WCSI to continue to provide health and welfare benefits on the same terms and conditions as in effect immediately prior to the Closing to employees of West Technology and Communications Services, Inc. Seller shall (without duplication) (a) reimburse or cause to be reimbursed to Buyer any out-of-pocket costs and expenses (without duplication of any such amounts otherwise payable by Seller pursuant to any Ancillary Agreement) incurred by Buyer or WCSI as a result of providing such health and welfare benefits, and (b) indemnify, defend and hold harmless each Buyer Group Member and their respective directors, managers, officers, employees, representatives and agents (each, an “Indemnified Party”) from and against any and all Losses (including, without limitation, the reasonable fees and expenses of counsel to the Indemnified Parties) incurred by the Indemnified Parties as a result of, or arising out of, the performance of the obligations set forth in the immediately preceding sentence.

Section 5. IT Assets. Buyer and Seller acknowledge and agree that certain information technology assets proposed to be conveyed to Buyer and its Affiliates by virtue of the acquisition of the Company Group at Closing and identified on Schedule A-1 hereto should be retained by the Seller Group and certain information technology assets proposed to be retained by the Seller Group and identified on Schedule A-2 hereto should be conveyed to Buyer and its Affiliates by virtue of the acquisition of the Company Group. Buyer and Seller agree that the assets identified on Schedules A-1 and A-2 are of substantially equivalent value, and agree (a) to modify the proposed Reorganization pursuant to Section 7.4 of the Agreement to provide for the assets identified on Schedule A-1 to be distributed out of West Business Solutions, LLC prior to Closing and (b) to include the assets identified on Schedule A-2 among the Contributed Assets, in each case without making any adjustment to the Purchase Price.

Section 6. Substitution of Guaranty. Buyer and Seller agree that any Guaranties that are not released at or prior to Closing in accordance with the first sentence of Section 8.6 of the Agreement shall be treated as “Other Guaranties” in accordance with such Section 8.6 and Buyer shall be subject to the indemnification and other obligations set forth in Section 8.6 with respect thereto.

Section 7. Philippines, Mexico and Jamaica Payroll Cash. Buyer and Seller acknowledge and agree that it was necessary for Seller to fund additional cash to WCSI, West Contact Services Mexico and Jamaican Agent Services Limited to allow such Company Group Members to satisfy post-Closing payroll obligations of such Company Group Members without interruption. To effectuate the foregoing, Buyer and Seller agree as follows:

(a)	such cash shall be provided as a loan between Seller and WCSI, West Contact Services Mexico or Jamaican Agent Services Limited, as the case may be (each, a “Payroll Loan”), which shall bear interest at a rate of five percent (5%) per annum and which shall become due and payable one (1) Business Day following Closing;

(b)	the Payroll Loans and accrued interest thereon shall not be cancelled at Closing pursuant to Section 8.7 of the Agreement and instead shall remain outstanding;

(c)	notwithstanding anything to the contrary in the definition of “Closing Date Working Capital” or otherwise in the Agreement, such cash and the principal and accrued interest on the Payroll Loans shall be disregarded for purposes of determining Closing Date Working Capital and all related calculations and adjustments; and

(d)	as promptly as practicable, and in any event within one (1) Business Day following Closing, Buyer shall pay, or cause to be paid, to Seller the principal and accrued interest thereon in full satisfaction of such Payroll Loans.

Section 8. Philippines Tax Clearance. Buyer and Seller acknowledge and agree that, as a condition to completing the transfer of Companies Equity in WCSI, one of Buyer or Seller may be required to make a stamp payment in order to obtain tax clearance. Buyer and Seller agree that any such amount is a Transfer Tax and shall be allocated among the parties in accordance with Section 8.1(a)(iv) of the Agreement. The party who does not pay such amount shall promptly reimburse the paying party for 50% of the amount so paid to effectuate the allocation described in the immediately preceding sentence. Nothing contained in this Section 8 is intended to re-characterize any capital gain that may exist from the sale of the Equity Interests of WCSI as a Transfer Tax.

Section 9. Certain Reimbursements. Buyer and Seller agree that:

(a)	Seller shall reimburse Buyer for the reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees), up to a maximum aggregate amount of $350,000, incurred by Buyer and its subsidiaries, including the Company Group Members, from and after the Closing through the 24-month anniversary of the Closing Date in connection with the matter described on Schedule B-1.

(b)	Seller shall reimburse Buyer for the reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees), up to a maximum aggregate amount of $150,000, incurred by Buyer and its subsidiaries, including the Company Group Members, from and after the Closing through the 12-month anniversary of the Closing Date in connection with the matter described on Schedule B-2.

(c)	Seller shall reimburse Buyer for the documented and reasonable out-of-pocket costs, up to a maximum aggregate amount of $500,000, to obtain and pre-pay a “tail” policy in respect of directors’ and officers’ liability insurance, employment practices liability insurance and errors and omissions insurance of WAM with respect to the pre-Closing period. Such insurance policy shall be selected in consultation with, and shall be reasonably acceptable to, Seller. In the event such coverage is terminated prior to the expiration of its term or any portion of the policy premium is otherwise refunded, Buyer shall promptly return to Seller the refunded portion of the policy premium (not to exceed the full amount originally reimbursed by Seller).

Section 10. Representations and Warranties. Each of Buyer and Seller represents and warrants that:

(a)	such party is validly existing and in good standing under the laws of its jurisdiction of formation;

(b)	has the requisite corporate power and authority to execute, deliver and perform this Amendment and to consummate the transactions contemplated hereby; and

(c)	this Amendment has been duly authorized, executed and delivered by such party and (assuming the valid authorization, execution and delivery of this Amendment by the other party) is the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 11. Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar important shall, unless otherwise stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended by this Amendment. For the avoidance of doubt, any representation, warranty or covenant contained in this Amendment shall be deemed to be a representation, warranty or covenant, as the case may be, in the Agreement (but made only as of the date of this Amendment).

Section 12. Interpretation. The Agreement shall not be amended or otherwise modified by this Amendment except as expressly set forth in this Amendment. The terms, covenants and provisions of the Agreement that have not been amended hereby shall remain in full force and effect in accordance with their respective terms. The terms, covenants and provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail and control.

Section 13. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware. Each party irrevocably submits to the exclusive jurisdiction of the Delaware State courts located in the City of

Wilmington, Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Amendment, any certificate delivered pursuant hereto or thereto or any transaction contemplated by this Amendment. Each party agrees to commence any such action, suit or Proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any Delaware State court located in the City of Wilmington, Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated by this Amendment in (i) any Delaware State court located in the City of Wilmington, Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTER, THE FINANCING AGREEMENTS OR THE PERFORMANCE THEREOF). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Notwithstanding anything contrary in this Amendment, each of the parties hereto agrees that it will not bring or support, nor will it permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Amendment or any of the transactions contemplated by this Amendment, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Financing Agreements or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The parties hereto further agree that all of the provisions of the preceding paragraph of this Section 13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this paragraph. The provisions of this paragraph shall be enforceable by each Lender, its Affiliates and their respective successors and permitted assigns.

Section 14. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

Section 15. Execution of Buyer Ancillary Agreements. For ease of execution of those Buyer Ancillary Agreements to be performed after Closing to which a member of the Seller Group on the one hand and a Company Group Member on the other hand is a party, Buyer and Seller agree that one or more officers of the applicable Company Group Member holding office immediately prior to Closing (an “Existing Officer”) may execute such Buyer Ancillary Agreement on behalf of such Company Group Member even though such Buyer Ancillary Agreement shall not become effective until the Closing occurs and even though performance thereunder shall occur following Closing, and Buyer and Seller agree to perform (or cause their applicable Affiliates, as the case may be, to perform) their respective obligations in accordance with the terms of such Buyer Ancillary Agreements notwithstanding execution in the manner described in this sentence, as if such Buyer Ancillary Agreements shall have been duly authorized and executed by a duly authorized representative of Buyer (or its applicable Affiliate, as the case may be). To the extent a Buyer Ancillary Agreement is executed and delivered by an Existing Officer on behalf of a Company Group Member, the condition precedent set forth in Section 4.3 of the Agreement pertaining to such Buyer Ancillary Document shall be deemed satisfied.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the day and year first above written.

ALORICA INC.

By:	/s/ James Molloy
Name:	James Molloy
Title:	Chief Financial Officer

WEST CORPORATION

By:	/s/ Nancee R. Berger
Name:	Nancee R. Berger
Title:	President and Chief Operating Officer